Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hudson City Bancorp, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hudson City Bancorp, Inc., related to the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan, of our reports dated February 27, 2009, with respect to (i) the consolidated statements of financial condition of Hudson City Bancorp, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Hudson City Bancorp, Inc.

(Signed) KPMG LLP
New York, New York
March 27, 2009